Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 27, 2006 (except for Note 10, as to which the date is March 29, 2006, and paragraph 5 of Note 1, as to which the date is June     , 2006), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-132987) and related Prospectus of Omniture, Inc. for the registration of 10,700,000 shares of its common stock.

Ernst & Young LLP
Salt Lake City, Utah
     The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in paragraph 5 of Note 1 to the financial statements.

/s/ Ernst & Young LLP
Salt Lake City, Utah
June 8, 2006